Exhibit 10.8

EXECUTION VERSION

AMENDED AND RESTATED TRADEMARK SECURITY AGREEMENT

AMENDED AND RESTATED TRADEMARK SECURITY AGREEMENT (“Security Agreement”), dated as of May 20, 2005, is entered into between Donald J. Trump, an individual with an address at 721 Fifth Avenue, New York, New York 10022 (“Trump”), and Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership formerly known as Trump Hotels & Casino Resorts Holdings, L.P., with a principal place of business at 1000 Boardwalk at Virginia, Atlantic City, New Jersey 08401 (“Trump Holdings”).

R E C I T A L S:

WHEREAS, Trump and Trump Entertainment Resorts, Inc., a Delaware corporation formerly known as Trump Hotels & Casino Resorts, Inc., with a principal place of business at 1000 Boardwalk at Virginia, Atlantic City, New Jersey 08401 (“Company”), are parties to that certain Trademark Security Agreement, dated as of June 12, 1995 (as amended by the Amendment to the Trademark Security Agreement, dated as of April 17, 1996) (the “Prior Security Agreement”);

WHEREAS, pursuant to the Prior Security Agreement, Trump granted a security interest to Company in certain trademarks to secure Trump’s obligations under the Trademark License Agreement, dated as of June 12, 1995 between Trump and Company, as amended (the “Prior License Agreement”);

WHEREAS, on November 21, 2004, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). The Debtors’ chapter 11 cases are being jointly administered under case numbers 04-46898 through 04-46925 (JHW);

WHEREAS, on April 5, 2005, by written order, the Bankruptcy Court confirmed the Debtors’ Second Amended Joint Plan of Reorganization, dated as of March 30, 2005 (the “Plan”);

WHEREAS, pursuant to the Plan, all executory contracts and unexpired leases of the Reorganized Debtors (as defined in the Plan) identified on the Contract/Lease Schedule (as defined in the Plan) were deemed to have been assumed by the applicable Reorganized Debtor(s) on the Effective Date (as defined in the Plan) in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code;

WHEREAS, the Prior License Agreement and the Prior Security Agreement were listed on the Contract/Lease Schedule and, pursuant to the Plan, were assumed by the Company on the Effective Date (as defined in the Plan) in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code;

WHEREAS, the Prior License Agreement was amended and restated on the date hereof (the Prior License Agreement, as so amended and restated, the “License Agreement”) whereby Trump is granting to Trump Holdings a perpetual, exclusive, royalty-free, worldwide license to use the Licensed Marks in connection with Casino Services and Products (as defined in the License Agreement);

WHEREAS, pursuant to the License Agreement, Trump has agreed to grant a security interest to Trump Holdings in the Collateral (as defined herein) to secure Trump’s obligations under the License Agreement; and

WHEREAS, Trump and Trump Holdings wish to amend and restate the Prior Security Agreement as set forth in this Security Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Trump and the Trump Holdings hereby agree to amend and restate the Prior Security Agreement as follows:

1.	Definitions

(a) Capitalized terms not otherwise defined herein shall have the meanings set forth in the License Agreement.

(b) “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes.

(c) “Bankruptcy Event” shall mean the occurrence or continuance of any of the following events, acts, occurrences or conditions, whether such event, act, occurrence or condition is voluntary or involuntary: (i) Trump shall commence a voluntary case concerning himself under the Bankruptcy Code; or (ii) an involuntary case is commenced against Trump under the Bankruptcy Code and the petition is not controverted within 10 days (or such longer period as is permitted by order of the applicable bankruptcy court), or is not dismissed, withdrawn or stayed within 60 days, after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Trump; or (iv) any order for relief or other order approving any such case or proceeding set forth in this Section 1(c) is entered; or (v) Trump suffers any appointment of any custodian (as defined in the Bankruptcy Code) for all or substantially all of the property of Trump to continue undischarged or unstayed for a period of 60 days; or (vi) Trump makes a general assignment for the benefit of creditors; or (vii) Trump shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; and the License Agreement is rejected in any of the applicable foregoing provisions in this paragraph.

(d) “Collateral” shall mean (i) the Licensed Marks, including without limitation the registrations and applications listed in Schedule A hereto; and any new trademark registrations or applications for registration of any of the Licensed Marks acquired during the term hereof, including any registrations that issue or applications filed pursuant to paragraph 6.2.3 of the License Agreement; (ii) the right to use Trump’s likeness; (iii) all of the goodwill connected with the use of and symbolized by any of the foregoing; (iv) all files, records, certificates of registration, recordals, licenses, and other documentation relating to the foregoing, whether in the possession of Trump or his trademark agents or attorneys; and (v) all proceeds of the foregoing.

(e) “Effective Date” shall mean the date on which this Security Agreement has been fully executed.

(f) “Event of Default” shall mean the occurrence or continuance of any of the following events, acts, occurrences or conditions, whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any court or administrative or governmental body:

(i) Breach of License Agreement. Any breach by Trump under the License Agreement (after giving effect to any applicable cure period specified therein) which prevents Trump Holdings from enjoying in any material respect the use of the Licensed Marks as contemplated under the License Agreement.

(ii) Breach of Representation or Warranty. Any representation or warranty made by Trump herein or in any other document or certificate or statement delivered pursuant hereto shall prove to be false or misleading on the date as of which made or deemed made and Trump Holdings is prevented from enjoying in any material respect the use of the Licensed Marks as contemplated under the License Agreement.

(iii) Breach of Covenants. Trump shall fail to perform or observe any agreement, covenant or obligations arising under this Security Agreement and Trump Holdings is prevented from enjoying in any material respect the use of the Licensed Marks as contemplated under the License Agreement and such failure shall continue after the end of the applicable grace period, if any, provided herein.

(g) “Permitted Transferee” shall mean (i) the spouse and descendants of Trump (including any related trusts controlled by, and established and maintained for the sole benefit of, Trump or such spouse or descendants), (ii) the estate of any of the foregoing, and (iii) any Entity of which Trump has a majority ownership interest.

(h) “Person” shall mean and include any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

(i) “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

2.	Grant of Security Interest

To secure the full performance by Trump of all of his obligations under the License Agreement, including but not limited to any expenses incurred through the exercise of any remedies hereunder (including but not limited to reasonable fees of attorneys and paralegals), Trump hereby grants to Trump Holdings a first priority security interest in the Collateral.

3.	Representations and Warranties of Trump

Trump represents and warrants to Trump Holdings, which representations and warranties shall survive execution and delivery of the Security Agreement, as follows:

(a) Trump is authorized to enter into this Security Agreement, and his entry into this Security Agreement is not and would not, with the passage of time, be in breach or violation of any governmental order or law or the contractual rights of any third party (by contract or otherwise) (other than those which are not material and do not affect the Collateral or the liens granted hereby);

(b) All representations and warranties of Trump contained in the License Agreement are true and correct as of the date hereof.

(c) The security interests granted to Trump Holdings hereunder in the Licensed Marks, upon the filing of appropriate filings with the United States Patent and Trademark Office (the “PTO”) and appropriate UCC financing statements, shall constitute a first priority, perfected security interest in the United States; provided, however, that recordation, filing or registration of such security interest in the PTO will be necessary for Licensed Marks acquired by Trump after the date hereof; and

(d) The residence of Trump is located at 721 Fifth Avenue, New York, New York 10022.

4.	Covenants

Trump covenants and agrees with Trump Holdings that from and after the date of this Security Agreement:

(a) Trump will from time to time at the expense of Trump Holdings, promptly execute and deliver all further instruments, endorsements and other documents, and take such further action reasonably requested by Trump Holdings as Trump Holdings may deem reasonably necessary for the perfection of the security interest of Trump Holdings hereunder or for obtaining the full benefits of the rights, remedies and powers herein granted including, without limitation, the execution and delivery of all documents reasonably necessary for the following:

(i) the filing by Trump Holdings of any financing statements under the UCC in effect in any jurisdiction with respect to the liens and security interests granted hereby. Trump also hereby authorizes Trump Holdings to file any such financing statement without the signature of Trump to the extent permitted by applicable law. A photocopy or other reproduction of this Security Agreement shall be sufficient as a financing statement and may be filed in lieu of the original to the extent permitted by applicable law.

(ii) the filing by Trump Holdings of any other document, including without limitation the filing of any document in the PTO, reasonably deemed necessary by Trump Holdings to acknowledge, confirm, register, record or perfect Trump Holdings’ interest in any of the Collateral; and

(iii) the taking of all such other acts by Trump Holdings as may be necessary for the purpose of carrying out the terms of this Security Agreement.

(b) Trump will not change his name or the location of his principal residence without (i) giving Trump Holdings at least ten (10) days’ subsequent written notice clearly describing such new name or location and providing such other information in connection therewith as Trump Holdings may reasonably request, and (ii) taking all action reasonably satisfactory to Trump Holdings as Trump Holdings may reasonably request to maintain the security interest of Trump Holdings in the Collateral intended to be granted hereby as fully perfected with the same or better priority and in full force and effect;

(c) Trump shall promptly notify Trump Holdings if it knows that any material provision of this Security Agreement shall for any reason cease to be in full force and effect (other than by mutual agreement of the parties pursuant to Section 7 or 8), or shall cease to give Trump Holdings the material liens, rights, powers and privileges purported to be created hereby.

(d) Upon the request of Trump Holdings, Trump shall promptly execute and deliver any and all agreements, instruments, documents, and papers reasonably necessary to protect or evidence Trump Holdings’ security interest in the Collateral.

5.	Expenses

Trump Holdings shall pay all expenses incurred with respect to the enforcement of any of Trump Holdings’ rights hereunder prior to the occurrence and continuance of a Bankruptcy Event or an Event of Default.

6.	Rights and Remedies Upon an Event of Default; Forbearance of Rights Until Bankruptcy Event

(a) If any Event of Default shall have occurred and be continuing, then and in every such case, subject to any mandatory requirements of applicable law then in effect, Trump Holdings, in addition to other rights and remedies provided for herein and any rights now or hereafter existing under applicable law, shall have all rights and remedies as a secured party under the UCC in all relevant jurisdictions and may:

(i) Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from Trump or any other Person who then has possession of any part thereof, with or without notice or process of law;

(ii) sell, assign or otherwise liquidate, or direct Trump to sell, assign or otherwise liquidate, any or all of the Collateral and take possession of the proceeds of any such sale or liquidation.

(b) After the occurrence and continuance of an Event of Default, any Collateral repossessed by Trump Holdings under or pursuant to Section 6(a) may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such terms as Trump Holdings may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Notwithstanding the foregoing, Trump Holdings shall use reasonable efforts not to make any such disposition or take any other action that would result in harm to or destruction of any of the Collateral, including without limitation any naked assignment or license of any Licensed Mark comprising the Collateral. Any such disposition which shall be a private sale or other private proceedings permitted by such requirements shall be made upon not less than 10 days’ written notice to Trump specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of Trump or any nominee of Trump to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be at public sale permitted by such requirements shall be made upon not less than 10 days’ written notice to Trump specifying the time and place of such sale and, in the absence of applicable requirements of law, shall by public auction (which may, at the option of Trump Holdings, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two newspapers in general circulation in the jurisdiction in which such auction is to be held. To the extent permitted by any such requirement of law, Trump Holdings may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section without accountability to Trump (except to the extent of surplus money received). If, under mandatory requirements of applicable law, Trump Holdings shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Trump as hereinabove specified, Trump Holdings need give Trump only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law. Trump Holdings shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. Trump Holdings may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c) Upon the occurrence and continuance of an Event of Default or a Bankruptcy Event, Trump Holdings shall have the right at any time to make any payments and do any other acts Trump Holdings may deem necessary to protect their security interests in the Collateral, including, without limitation, the rights to pay, purchase, contest or compromise any encumbrance, charge or lien which, in the reasonable judgment of Trump Holdings appears to be prior to or superior to the security interests granted hereunder in the Collateral, and appear in and defend any action or proceeding purporting to affect its security interests in, and/or the value of, the Collateral. Trump hereby agrees to reimburse Trump Holdings for all reasonable payments made and expenses incurred after the occurrence and continuance of a Bankruptcy Event or an Event of Default under this Agreement including reasonable fees, expenses and disbursements of attorneys and paralegals acting for Trump Holdings, including any of the foregoing payments under, or acts taken to protect its security interests in, the Collateral, which amounts shall be secured under this Agreement, and agree they shall be bound by any payment made or act taken by Trump Holdings hereunder absent Trump Holdings’ gross negligence or willful misconduct. Trump Holdings shall have no obligation to make any of the foregoing payments or perform any of the foregoing acts.

(d) Trump hereby irrevocably authorizes and appoints Trump Holdings, and any officer or agent thereof as Trump’s attorney-in-fact, with full authority in the place and stead of Trump and in the name of Trump in Trump Holdings’ discretion, to, upon the occurrence and during the continuance of a Bankruptcy Event, take any action and to execute any instrument that Trump Holdings may deem necessary or advisable for the purpose of carrying out the terms of this Security Agreement and to exercise all of the following powers, which powers, being coupled with an interest, shall be irrevocable until this Security Agreement has been terminated:

(i) ask for, demand, collect, bring suit, recover, compromise, administer, accelerate or extend the time of payment, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(ii) receive, take, endorse, negotiate, sign, assign and deliver and collect any checks, notes, drafts or other instruments, documents and chattel paper, in connection with clause (i) above;

(iii) convey any collateral to any purchaser thereof;

(iv) record any instruments contemplated under the terms thereof;

(v) make any payments or take any acts under Section 6(c) hereof; and

(vi) file any claims or take any action or institute any proceedings that Trump Holdings may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Trump Holdings with respect to any of the Collateral.

Trump Holdings’ authority under this Section 6(d) shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, transfer title to any of the Collateral, execute as Trump’s attorney-in-fact all financing statements or any other documents deemed necessary or appropriate to preserve, protect or perfect the security interest in the Collateral and to file the same, prepare, file and execute as Trump’s attorney-in-fact any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral and prepare, file and execute as Trump’s attorney-in-fact a proof of claim in bankruptcy or similar document against any customer of Trump, and to take any other actions arising from or incident to the rights, powers and remedies granted to the Trump Holdings in this Security Agreement.

(e) If any Bankruptcy Event shall have occurred and is continuing and Trump Holdings has taken possession of the Collateral or any part thereof pursuant to its rights hereunder, Trump agrees to take whatever actions are reasonably necessary to avoid confusion between Trump Holdings’ ownership and use of the Licensed Marks in connection with Casino Services and Products, on the one hand, and Trump’s, his licensees’ and/or his successors’ use of the Licensed Marks in connection with products and services other than Casino Services and Products. Such actions shall include but shall not be limited to Trump’s entering into an appropriate consent agreement with Trump Holdings regarding the parties concurrent use of the Licensed Marks or such other actions as are deemed necessary or appropriate to protect Trump Holdings’s rights in the Licensed Marks and to avoid confusion between the parties concurrent use of the Licensed Marks. Notwithstanding any provision in this Security Agreement or the UCC to the contrary, Trump Holdings and its transferees shall not use the Licensed Marks other than in connection with Casino Services and Products.

(f) Notwithstanding the foregoing, Trump Holdings agrees that it shall not exercise any rights and remedies with respect to the Collateral as set forth in this Section 6 or otherwise until the occurrence of a Bankruptcy Event.

7.	Modification of Security Agreement

This Security Agreement or any provision hereof may not be amended, changed, waived, or terminated except by mutual written agreement of Trump and Trump Holdings. Trump additionally agrees to execute any additional agreement or amendment hereto as may be reasonably required by Trump Holdings from time to time to subject any such owned or subsequently acquired right, title or interest in any of the Collateral to the liens and perfection created or contemplated hereby or by the License Agreement.

8.	Termination of Security Agreement

This Security Agreement shall terminate upon termination of the License Agreement other than termination for Trump’s default thereunder, and Trump

Holdings, at the request and sole expense of Trump, will execute and deliver to Trump the proper instruments acknowledging termination of this Security Agreement and will duly, without recourse, representation or warranty of any kind whatsoever, release such of the Collateral not therefore disposed of, applied or released from the security interest created hereby.

9.	Miscellaneous

(a) Notices. All notices and other communications hereunder shall be in writing and shall be given as set forth in the License Agreement.

(b) Headings. The headings in this Security Agreement are for purposes of reference only and shall not affect the meaning or construction of any provision of this Security Agreement.

(c) Severability. The provisions of this Security Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect, in that jurisdiction only, such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Security Agreement in any jurisdiction.

(d) Interpretation. All terms not defined herein or in the License Agreement shall have the meaning set forth in the UCC, except where the context otherwise requires. To the extent a term or provision of this Security Agreement conflicts with the License Agreement and is not dealt with herein with more specificity, the License Agreement shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Security Agreement shall not be relevant in determining the meaning of this Security Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

(e) Survival of Provisions. All representations, warranties and covenants of Trump contained herein shall survive the Effective Date, and shall terminate only upon the termination of the License Agreement.

(f) Delays; Partial Exercise of Remedies. No delay or omission of the Trump Holdings to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by Trump Holdings of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

(i) Governing Law. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK,

AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.

(g) Successors and Assigns. This Security Agreement shall be binding upon and inure to the benefit of Trump and Trump Holdings, all future holders of the Collateral and their respective successors and assigns, except that Trump may not assign or transfer any of its rights or obligations under this Security agreement without the prior written consent of Trump Holdings; provided, however, that Trump may assign or transfer any rights and obligations under this Security Agreement to a Permitted Transferee.

(h) Counterparts. This Security Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Security Agreement to be duly executed and delivered as of the date first above written.

/s/ DONALD J. TRUMP
Name:	Donald J. Trump

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

By:	Trump Entertainment Resorts, Inc. its general partner

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

U.S. Registrations

Mark	Reg. Date	Reg. No.	Goods/Services
TRUMP PLAZA	10/30/90	1,620,477	Casino services; hotel, bar and restaurant services

TRUMP TAJ MAHAL CASINO-RESORT	3/8/94	1,825,666	See Attachment A hereto

TRUMP TAJ MAHAL CASINO RESORT	3/2/93	1,755,971	Casino services; hotel services

TRUMP TAJ MAHAL CASINO RESORT AND DESIGN	1/26/93	1,749,119	Casino services; hotel services

TRUMP CASTLE	10/3/89	1,559,355	Hotel services

TRUMP CASTLE	9/19/89	1,557,303	Entertainment services, namely providing casino services

TRUMP CARD	12/19/00	2,414,739	Customer recognition program in the nature of an incentive card for use in hotel, casino and resort facilities

TRUMP MARINA and Design	4/3/01	2,441,215	Casino services; hotel services

TRUMP CASINO and Design	11/4/97	2,110,542	Casino services

TRUMP WORLD’S FAIR	6/30/98	2,168,809	Casino services

TRUMP 29	10/5/04	2,890,910	Casino services

TRUMP MARINA HOTEL CASINO and Design	10/12/04	2,892,467	Casino services; hotel services

Foreign Registrations

Mark	Reg. Date	Reg. No.	Goods/Services
TRUMP (UK)	7/26/02	2293320	See Attachment B hereto

Attachment A

Goods/Services for Registration No. 1,825,666: (Int. Cl. 8) Spoons; (Int. Cl. 9) Sunglasses, Signal Bells, and Magnets; (Int. Cl. 14) Jewelry; (Int. Cl. 16) Adhesive Backed. Note Paper Pads, Playing Cards, Posters, Pencils, Ball Point Pens, and Stationery; (Int. Cl. 18) Umbrellas, Luggage, Hip Packs, Tote Bags and Carry-on Bags; (Int. Cl. 20) Non-Metallic Money Clips, Plastic Key Chains, and Ornamental Novelty Pins; (Int. Cl. 21) Mugs, Beer Steins, and Glasses for Drinking Liquor; (Int. Cl. 24) Towels; (Int. Cl. 25) Clothing; namely, T-Shirts, Jackets, Sweatshirts, Sweatpants, Sweaters, Hats, Visors, Socks, Boxer Shorts, Robes, Shorts, Golf Shirts, Night Shirts, and Beach Cover-ups; (Int. C1. 28) Plush Toys, Board, Card and Parlor Games, Dice, and Gaming Equipment; namely, Gaming Wheels; (Int. Cl. 34) Ash Trays and Cigarette Lighters.

Attachment B

Goods/Services for UK Registration No. 2293320: (Int. Cl. 41) Gambling and casino services and the provision of casino facilities; other entertainment services including the organization and presentation of theatrical, musical, cultural and recreational events; (Int. Cl. 43) hotels and accommodation services; hotel and accommodation reservations; restaurants, coffee shops, bistros and bars; catering, function and conference services and the provision of function and conference facilities.

STATE OF	NY	)
		)	ss:
COUNTY OF	NY	)

On May 11, 2005, before me, the undersigned, a notary public in and for said states and county, Personally appeared Donald J. Trump, Personally known to me (or proved to me on the basis of satisfactory evidence), to be the Person who executed the within instrument as the individual therein named.

WITNESS MY HAND AND OFFICIAL SEAL.

(NOTARIAL STAMP OR SEAL)

/S/ LINDA BOHDAN
Notary Public

My Commission Expires:

Linda Bohdan

Notary Public, State of New York

No. 41-4903546

Qualified in Queens County

Commission Expires August 24, 2005

STATE OF	NY	)
		)	ss:
COUNTY OF	NY	)

On May 18, 2005, before me, the undersigned, a notary public in and for said states and county, Personally appeared John P. Burke, Personally known to me (or proved to me on the basis of satisfactory evidence), to be the Person who executed the within instrument as the Executive Vice President & Treasurer, on behalf of Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership formerly known as Trump Hotels & Casino Resorts Holdings, L.P.

WITNESS MY HAND AND OFFICIAL SEAL.

(NOTARIAL STAMP OR SEAL)

/S/ PHILIP MAGRI
Notary Public

My Commission Expires:

Philip Magri

Notary Public, State of New York

No. 02MA5066074

Qualified in New York County

Commission Expires September 23, 2006